UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2006

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On September 14, 2006, Equinix, Inc. (“Equinix”) entered into a material long-term lease (the “Lease”) with 777 Sinatra Drive Corp., a New Jersey corporation (“Landlord”), of an approximately 340,000 square foot building (the “Building”) on approximately 19 acres of land (the “Land” and, together with the Building, the “Premises”) located in Secaucus, New Jersey. The Lease has an effective date of October 1, 2006, an initial term of 15 years and a total annual fixed rent obligation, comprised of a building rent and a ground rent, of (i) $3,677,934, from October 1, 2006 to September 30, 2011, (ii) $3,953,779, from October 1, 2011 to September 30, 2016, and (iii) $4,250,312.48, from October 1, 2016 to September 30, 2021. The Lease also contains an option to extend the term for an additional 15 years at a fixed rate and an option to purchase the Building for $39 million and ground lease the Land. Equinix intends to build out and operate the Premises as a data center consistent with its other facilities. In lieu of a cash security deposit, Equinix has elected to issue a letter of credit (the “Letter of Credit”) in favor of the Landlord in the amount of $7.8 million. The Letter of Credit is issued under Equinix’s $75 million revolving credit facility agreement, dated as of August 10, 2006, and has the effect of reducing Equinix’s availability for borrowings under the facility by this amount.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 regarding the Lease is hereby incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: September 15, 2006	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer